Exhibit 99.1

FOR IMMEDIATE RELEASE

MMRGlobal Reports Q2 & Year-To-Date Results

LOS ANGELES, CA (Marketwired - August 15, 2014) - MMRGlobal, Inc. (OTCQB: MMRF) ("MMR" or the "Company") reported in its 10-Q filed August 14, 2014 that for the six months ended June 30, 2014, revenues were 26% greater over 2013 despite the fact that second quarter revenues were lower for the same period last year. The Company was also focused on its ongoing patent litigation matters during the second quarter. In particular, MyMedicalRecords, Inc., a wholly owned subsidiary of MMRGlobal, has been preparing for an upcoming Markman hearing pertaining to two of its patents, which is scheduled for August 19, 2014 (MyMedicalRecords, Inc., United States District Court for the Central District of California, at http://www.pacer.gov/).

Notwithstanding the overall increase for the six-month period as compared to 2013, the Company expressed disappointment over the fact that certain events did not materialize in the second quarter, including an earlier release date of its MyMedicalRecords Personal Health Record Kit, which began appearing for sale in the third quarter, specifically on August 1, 2014 (goo.gl/RKTLwz).

In addition to the Company's continued focus on products, services and sales during the second quarter, the Company expanded its marketing efforts through the launch of an enriched content site, which can be seen at http://goo.gl/vNIWp1 and will be available to retailers through Answers' Webcollage network (http://www.webcollage.com/feature-tour/impressive-product-stories/). Webcollage syndicates dynamic product content to more than 500 retailers including Target, Staples, Costco, Best Buy and Lowe's.

During the second quarter, the Company's attention also continued to be focused on the protection and licensing of its intellectual property, including monetizing its biotech assets, and in the licensing and selling of its MyMedicalRecords Personal Health Record products and services, as evidenced by the signing of additional licensing agreements with Salutopia and Claydata during an MMR trip to Australia.

According to MMRGlobal Chairman and CEO Robert H. Lorsch, "While our second quarter revenue was disappointing, we are pleased with our six-month performance and the other accomplishments we made in the second quarter towards creating a stronger foundation for the Company moving forward. We expect that our efforts during the second quarter, particularly with respect to the focus on the launching of our products to retailers and continued licensing of our intellectual property, will result in financial growth during future quarters." The Company plans on reporting revenues from retail sales of its Personal Health Record Kit starting in the third quarter public filings.

Through MyMedicalRecords, Inc., the Company also has a health IT patent portfolio consisting of 13 issued U.S. patents, 17 pending U.S. applications, and numerous issued patents and pending applications in other countries or regional authorities of commercial interest including

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Australia, Singapore, New Zealand, Mexico, Japan, Canada, China, Hong Kong, South Korea, Israel and Europe. MMR sells its Personal Health Records products and services and licenses its patented health information technologies to physicians, hospitals, and other healthcare providers. Although the Company's primary focus is as a provider and licensor of health IT products and services, it also has a growing list of patents related to cancer-fighting anti-CD20 monoclonal antibodies under the title, "Antibodies and Methods For Making and Using Them," issued in the U.S., Mexico, Australia and South Korea with patents pending in the U.S., Australia, Brazil, Canada, China, Hong Kong, India, Europe, Japan and Korea. The Company also holds additional patents pertaining to its B-cell idiotype vaccine worldwide.

About MMRGlobal, Inc.
MMRGlobal, Inc., through its wholly-owned subsidiary, MyMedicalRecords, Inc., provides secure and easy-to-use online Personal Health Records ("PHRs") and electronic safe deposit box storage solutions, serving consumers, healthcare professionals, employers, insurance companies, financial institutions, and professional organizations and affinity groups. The MyMedicalRecords PHR enables individuals and families to access their medical records and other important documents, such as birth certificates, passports, insurance policies and wills, anytime from anywhere using the Internet. MyMedicalRecords is built on proprietary, patented technologies to allow documents, images and voicemail messages to be transmitted and stored in the system using a variety of methods, including fax, phone, or file upload without relying on any specific electronic medical record platform to populate a user's account. The Company's professional offering, MMRPro, is designed to give physicians' offices an easy and cost-effective solution to digitizing paper-based medical records and sharing them with patients in real time through an integrated patient portal. Through its merger with Favrille, Inc. in January 2009, the Company acquired intellectual property biotech assets that include anti-CD20 antibodies and data and samples from its FavId™/Specifid™ vaccine clinical trials for the treatment of B-Cell Non-Hodgkin's lymphoma. To learn more about MMRGlobal, Inc. visit www.mmrglobal.com. View demos and video tutorials of the Company's products and services at www.mmrtheater.com.

Forward-Looking Statements
All statements in this release that are not strictly historical facts are "forward-looking statements." Such forward-looking statements are based on MMR's current assumptions, beliefs and expectations, and involve risks, uncertainties and other factors that may cause MMR's actual results to be materially different from any results expressed or implied by such forward-looking statements. Some can be identified by the use of words such as "expect," "plan," "possibility," "offer," "if," "negotiate," "when," "believe," "will," "estimate," "continue," and similar expressions. Risks, uncertainties, and other factors that could cause or contribute to such differences include, but are not limited to: ongoing and future intellectual property enforcement actions; the ability to successfully litigate or settle claims of patent infringement; MMR's success during its upcoming claims construction hearing, MMR's ability to develop, license and monetize its patent and the additional patents in the portfolio for both MMR's health IT and biotechnology IP assets; reliance upon the successful operations of its business partners in selling MMR's products and services, the timing of milestone payments in connection with licensing its IP; MMR's ability to obtain necessary financing, generate sufficient cash flow, and maintain appropriate indebtedness; and the increasing development of market competition in the area of electronic records in clinical trials. These factors and others are described in more detail in

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MMR's public filings with the Securities and Exchange Commission, including the risks discussed in the "Risk Factors" section in MMR's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Copies of these reports can be found on MMR's website (www.mmrglobal.com) under the heading "Investor Relations." MMR is providing this information as of the date of this release and, except as required by law, does not undertake any obligation to update any forward-looking statements contained herein as a result of new information, future events or otherwise.

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CONTACT:

Michael Selsman
Public Communications Co.
(310) 922-7033
 ms@publiccommunications.biz